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
Exhibit No. 11
ENCORE COMPUTER CORPORATION
Computation of Loss per Share
(unaudited)
(in thousands except per share data)
                                       Three Months Ended            Nine Months Ended
                                   October 2,     October 3,      October 2,    October 3,
                                        1994           1993             1994          1993
                                  -----------    -----------      -----------  -----------
Net loss                          $  (10,761)    $  (10,903)      $(30,614)    $  (45,230)
Accumulated Series B and D
  Preferred Stock Dividends                -         (2,313)             -         (6,837)
Series B, D and E Preferred
  Stock Dividends                     (3,973)             -          (9,954)            -
                                  -----------     -----------     -----------    -----------
Net loss attributable to
   common shareholders            $  (14,734)     $  (13,216)     $ (40,568)    $  (52,067)
                                  ===========     ===========    ===========    ===========
Weighted average common
  shares outstanding                  33,784          32,272         33,221        31,687
Series A assumed converted             7,364           7,364          7,364         7,364
                                 -----------     -----------     -----------   -----------
Weighted average shares
  outstanding                         41,148          39,636         40,585        39,051

Net loss per share                  $  (0.36)      $  (0.33)        $(1.00)      $  (1.33)
                                    =========      =========       =========     =========
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